EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on  November 4, 2010, pertaining to the Employee Stock Purchase Plan of Nektar Therapeutics of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedule of Nektar Therapeutics and the effectiveness of internal control over financial reporting of Nektar Therapeutics included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Palo Alto, California
November 4, 2010